1st Original

MASTER GUARANTY CERTIFICATE NO. G736.759

Certificate dated as of April 10, 2007, issued by RAIFFEISEN ZENTRALBANK ÖSTERREICH AKTIENGESELLSCHAFT, a banking institution organized and existing under the law of the Republic of Austria (the “Guarantor”), for the benefit of the following named person or entity in connection with obligations of RZB Finance LLC, a Delaware limited liability company and wholly owned subsidiary of the Guarantor (“RZB Finance”), to such person or entity:

Name of Beneficiary: Wilmington Trust Company (“WTC”), as Subordination Agent and as Agent and Trustee for each of Continental Airlines Pass Through Trust 2007-1A and Continental Airlines Pass Through Trust 2007-1B.

Jurisdiction of Organization: Delaware.

1.	This Certificate is issued by the Guarantor pursuant to the MASTER GUARANTY AGREEMENT (the “Master Guaranty Agreement”) dated as of September 1, 1997 issued by the Guarantor.

2.
The RZB Finance Obligations (as defined in the Master Guaranty Agreement) that are evidenced by the following identified documents and instruments, and the documents and instruments executed and delivered or issued by RZB Finance in connection therewith, as any of the same may be from time to time amended, modified, restated, supplemented, replaced or superseded, and as such RZB Finance Obligations may be extended pursuant to such documents and instruments, constitute Certified Guaranteed Obligations for purposes of the Master Guaranty Agreement:

(a)  Revolving Credit Agreement (2007-1A) dated as of April 10, 2007 between WTC, as Borrower, and RZB Finance, as Liquidity Provider, relating to the 5.983% Continental Airlines Pass Through Certificates, Series 2007-1A (the “Class A Liquidity Facility”);

(b)  Revolving Credit Agreement (2007-1B) dated as of April 10, 2007 between WTC, as Borrower, and RZB Finance, as Liquidity Provider, relating to the 6.903% Continental Airlines Pass Through Certificates, Series 2007-1B (the “Class B Liquidity Facility” and, together with the Class A Liquidity Facility, collectively, the “Liquidity Facilities”); and

(c)  Intercreditor Agreement dated as of April 10, 2007 among WTC, as Trustee of Continental Airlines Pass Through Trust 2007-1A, Continental Airlines Pass Through Trust 2007-1B and Continental Airlines Pass Through Trust 2007-1C, WTC, as Subordination Agent and RZB Finance.

3.
The above-named person or entity (and its successors and assigns) shall be deemed a Beneficiary for all purposes of the Master Guaranty Agreement for so long as it is the holder of said Certified Guaranteed Obligations.

4.
The Guarantor confirms and represents, warrants and agrees to and for the benefit of said Beneficiary that (a) the representations and warranties of the Guarantor set forth in the Master Guaranty Agreement are true and correct as of the date of this Certificate and shall survive the execution and delivery of this Certificate, (b) the waivers and agreements set forth in Sections 5.7, 5.11 and 5.12 of the Master Guaranty Agreement are in full force and effect and (c) it will perform and observe the agreements set forth in the Master Guaranty Agreement.

5.
The address and telecopy number of the Guarantor are set forth opposite the name of the Guarantor at the end of this Certificate. Notice of acceptance of this Certificate or the benefits of the Master Guaranty agreement is hereby waived. This Certificate shall be governed by and construed in accordance with the law of the State of New York, without giving effect to the conflicts of law provisions thereof that would require the application of the law of any other jurisdiction.

6.
Notwithstanding the provisions of Section 2.1 of the Master Guaranty Agreement to the contrary, if any portion of the Certified Guaranteed Obligations set forth in paragraph 2 of this Certificate shall not be paid as and when such Certified Guaranteed Obligations are due and payable under the Credit Documents the Guarantor shall pay the amounts thereof to the Beneficiary as and when such Certified Guaranteed Obligations are due and payable under the Credit Documents and in accordance with the terms thereof (including, without limitation, Sections 2.02(a), (b), (c), (d) and (e) of the Liquidity Facilities); provided that, RZB Finance shall have received a copy of the relevant Notice of Borrowing under the relevant Liquidity Facility.

7.
Notwithstanding the provisions of Section 2.1 or 5.2 of the Master Guaranty Agreement to the contrary, so long as there are any RZB Finance Obligations under any of the Credit Documents, the Guarantor agrees not to terminate the Master Guaranty Agreement or this Certificate without the prior written consent of the Beneficiary. This Certificate supplements the Master Guaranty Agreement dated as of September 1, 1997 without giving effect to any amendment or consent to such amendment or modification thereof after the date hereof, unless the Beneficiary has provided its prior written consent to such amendment or modification. Accordingly, notwithstanding the provisions of Section 5.2 of the Master Guaranty Agreement to the contrary, no such amendment or modification shall affect any of the rights or interests of the Beneficiary under this Certificate or the Master Guaranty Agreement without such prior written consent.

8.
Notwithstanding the provisions of Section 5.2 of the Master Guaranty Agreement to the contrary, the Guarantor waives all defenses and rights to set off relating to the RZB Finance Obligations, except for any defense that the applicable conditions of Borrowing set forth in Section 4.02 of the Liquidity Facilities have not been satisfied.

IN WITNESS WHEREOF, the Guarantor has caused this Certificate to be executed and delivered by its duly authorized officer or representative.

Address
Am Stadtpark 9 1030 Vienna Austria	RAIFFEISEN ZENTRALBANK ÖSTERREICH AKTIENGESELLSCHAFT

Telecopy: 011 43 1 71707 3898	By:
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